Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

First quarter worldwide net sales totaled $233 million

Gross margin expanded 890 basis points to 61.3%

First quarter operating loss of $7 million; constant currency adjusted operating income of $10 million and constant currency adjusted operating margin of 4.3%

Total liquidity of $100 million

Reiterates full year 2025 guidance

Richardson, TX, MAY 14, 2025 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the first quarter ended April 5, 2025.

“We are pleased to deliver another quarter of progress under our turnaround plan,” said Franco Fogliato, CEO. “We narrowed our sales declines, increased gross margin by 890 basis points and delivered a second consecutive quarter of positive adjusted operating profit. Our turnaround strategies are gaining traction and fueling momentum across our business despite the challenging macro environment. Notably, our diverse global footprint limits our tariff exposure and we have a number of levers and mitigation strategies that are expected to help offset impacts and protect our healthy gross margin profile in 2025. Additionally, based on our strong first quarter performance and conviction in our turnaround plan, we believe we are on the right path to driving long-term profitable growth.”

First Quarter 2025 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $233.3 million, a decrease of 8.5% on a reported basis and 6.2% in constant currency compared to $254.9 million in the first quarter of fiscal 2024. The sales decrease was largely driven by overall category, consumer and channel softness. Declines in smartwatch sales and our store rationalization initiatives comprised approximately 520 basis points of the sales decline in the first quarter. Sales were favorably impacted 700 basis points as a result of the fiscal 2025 first quarter including 14 weeks as compared to 13 weeks in the prior year quarter. Net sales, in constant currency, declined 9% in the Americas, and 10% in Asia, while increasing 1% in Europe. Wholesale sales increased 6.0% while our direct to consumer sales decreased 24%, each on a constant currency basis. Within our direct to consumer channels, comparable retail sales declined 22%. In our major product categories, traditional watch sales increased 2% in constant currency in the first quarter compared to the prior year period. The leathers category decreased 37% and jewelry sales declined 13% in constant currency during the first quarter. While the majority of the brands in our portfolio decreased in the first quarter, MICHAEL KORS increased 12%

in constant currency. FOSSIL decreased 8% in constant currency driven by leathers and jewelry, partially offset by a 3% increase in watches.

•Gross profit totaled $143.0 million compared to $133.5 million in the first quarter of 2024. Gross margin increased 890 basis points to 61.3% versus 52.4% a year ago. The year-over-year increase primarily reflects improved product margins in our core categories, exiting the smartwatch category, favorable product mix and reduced freight costs.

•Operating expenses totaled $149.7 million, down 8.0% compared to the prior year period. As a percentage of net sales, operating expenses were 64.2% in the first quarter of 2025 compared to 63.8% in the prior year first quarter. Operating expenses in the first quarter of 2025 included $15.8 million of restructuring costs, primarily related to employee costs and professional services, while operating expenses in the first quarter of 2024 included $10.1 million of restructuring costs. SG&A expenses were $133.8 million, down 12.1% compared to the first quarter of 2024. As a percentage of net sales, SG&A expenses were 57.4% in the first quarter of 2025 compared to 59.7% in the prior year first quarter, largely driven by cost reductions and efficiencies gained through our restructuring programs.

•Operating loss was $6.7 million compared to $29.2 million in the first quarter of 2024. Operating margin of (2.9)% in the first quarter of 2025 compared to (11.5)% in the prior year first quarter. Constant currency adjusted operating income totaled $10.3 million compared to adjusted operating loss of $18.9 million in the first quarter of 2024. Constant currency adjusted operating margin was 4.3% in the first quarter of 2025 compared to adjusted operating margin of (7.5)% in the prior year first quarter.

•Interest expense decreased to $4.5 million compared to $5.1 million in the first quarter of 2024.

•Other income (expense) was expense of $3.3 million compared to income of $3.9 million in the first quarter of 2024, reflecting net currency losses in the first quarter of 2025 as compared to net currency gains in the prior year first quarter.

•Income (loss) before income taxes was $(14.5) million compared to $(30.4) million in the first quarter of 2024.

•Adjusted EBITDA was $9.1 million, or 3.9% of net sales in the first quarter of 2025 and $(10.7) million, or (4.2)% in the prior year period.

•Provision (benefit) for income taxes was an expense of $3.4 million, resulting in an effective income tax rate of (23.3)% compared to a benefit of $6.1 million and an effective tax rate of 20.1% in the prior year. The effective tax rate in the first quarter of 2025 differed from the prior year first quarter primarily due to a change in the Company’s global mix of earnings.

•Net loss totaled $17.6 million with net loss per diluted share of $0.33, which compares to a net loss of $24.3 million and net loss per diluted share of $0.46 in the prior year period. Adjusted net loss for the first quarter was $5.0 million with adjusted net loss per diluted share of $0.10 compared to adjusted net loss of $16.2 million with adjusted net loss per diluted share of $0.30 in the prior year period. During the first quarter of 2025, currencies unfavorably affected net loss per diluted share by approximately $0.13.

Balance Sheet Summary

As of April 5, 2025, the Company had total liquidity of $99.5 million, including $78.3 million of cash and cash equivalents and $21.2 million of availability under its revolving credit facility. Inventories at the end of the first quarter of 2025 totaled $182.1 million, a decrease of 19% versus a year ago. Total debt was $180 million.

Outlook

The Company is reiterating the following financial guidance for full year 2025, which assumes no material change in the macroeconomic environment or broader consumer demand. Worldwide net sales guidance includes an expected impact of approximately $45 million related to retail store closures and excludes potential asset sales. Worldwide net sales and adjusted operating income margin guidance exclude impacts from foreign currency.

•Worldwide net sales decline in the range of mid to high teens.
•Adjusted operating income(1) margin in the negative low single digits.

(1) A reconciliation of constant currency adjusted operating income, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating income.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: risks related to the success of our Turnaround Plan; risks related to strengthening our balance sheet and liquidity; risks related to non-core asset sales; increased political uncertainty; the effect of worldwide economic conditions, including recessionary risks; the effect of a pandemic; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel or failure to attract and retain key employees and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, Emporio Armani, kate spade new york, Michael Kors and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 14 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	April 5, 2025	March 30, 2024
Net sales	$233.3	$254.9
Cost of sales	90.3	121.4
Gross profit	143.0	133.5
Gross margin (% of net sales)	61.3%	52.4%
Operating expenses:
Selling, general and administrative expenses	133.8	152.2
Other long-lived asset impairments	0.1	0.4
Restructuring charges	15.8	10.1
Total operating expenses	$149.7	$162.7
Total operating expenses (% of net sales)	64.2%	63.8%
Operating income (loss)	(6.7)	(29.2)
Operating margin (% of net sales)	(2.9)%	(11.5)%
Interest expense	4.5	5.1
Other income (expense) - net	(3.3)	3.9
Income (loss) before income taxes	(14.5)	(30.4)
Provision for income taxes	3.4	(6.1)
Less: Net income attributable to noncontrolling interest	(0.3)	—
Net income (loss) attributable to Fossil Group, Inc.	$(17.6)	$(24.3)
Earnings per share:
Basic	$(0.33)	$(0.46)
Diluted	$(0.33)	$(0.46)
Weighted average common shares outstanding:
Basic	53.3	52.5
Diluted	53.3	52.5

Consolidated Balance Sheet Data ($ in millions):	April 5, 2025	March 30, 2024
Assets:
Cash and cash equivalents	$78.3	$112.9
Accounts receivable - net	124.6	134.4
Inventories	182.1	224.1
Other current assets	97.5	165.9
Total current assets	482.5	637.3
Property, plant and equipment - net	40.2	54.4
Operating lease right-of-use assets	117.3	142.3
Intangible and other assets - net	46.0	57.0
Total long-term assets	203.5	253.7
Total assets	$686.0	$891.0

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$250.3	$294.9
Short-term debt	12.3	0.5
Total current liabilities	262.6	295.4
Long-term debt	167.2	202.9
Long-term operating lease liabilities	109.8	129.1
Other long-term liabilities	22.0	37.0
Total long-term liabilities	299.0	369.0
Stockholders’ equity	124.4	226.6
Total liabilities and stockholders’ equity	$686.0	$891.0

Constant Currency Financial Information

The following tables present the Company’s business segment and product net sales and selling, general and administrative expenses on a constant currency basis which are non-GAAP financial measures. To calculate these items on a constant currency basis, net sales and selling, general and administrative expenses for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 14 weeks ended April 5, 2025			For the 13 weeks ended March 30, 2024
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$97.7	$2.6	$100.3	$110.0
Europe	77.3	1.8	79.1	78.7
Asia	57.4	1.4	58.8	65.6
Corporate	0.9	—	0.9	0.6
Total net sales	$233.3	$5.8	$239.1	$254.9

Product Categories:
Watches:
Traditional watches	$184.6	$4.9	$189.5	$186.5
Smartwatches	4.0	0.1	4.1	8.9
Total watches	$188.6	$5.0	$193.6	$195.4
Leathers	17.2	0.2	17.4	27.6
Jewelry	22.3	0.5	22.8	26.3
Other	5.2	0.1	5.3	5.6
Total net sales	$233.3	$5.8	$239.1	$254.9

	For the 14 weeks ended April 5, 2025			For the 13 weeks ended March 30, 2024
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Selling, general and administrative expenses	$133.8	$1.9	$135.7	$152.2

Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Constant currency adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense and excluding the effects of foreign currency exchange rate fluctuations. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2024			Fiscal 2025
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$(36.6)	$(25.8)	$(25.2)	$(14.5)	$(102.1)
Plus:
Interest expense	4.1	4.9	4.9	4.5	18.4
Amortization and depreciation	3.9	3.8	3.8	3.4	15.0
Impairment expense	0.6	1.0	0.6	0.1	2.3
Other non-cash charges	0.1	(0.5)	3.7	0.2	3.4
Stock-based compensation	0.6	0.6	0.7	0.6	2.5
Restructuring expense	16.7	4.8	28.2	15.8	65.5
Restructuring cost of sales	—	—	7.5	—	7.5
Less:
Interest Income	1.1	1.1	1.1	1.0	4.3
Adjusted EBITDA	$(11.7)	$(12.3)	$23.1	$9.1	$8.2

	Fiscal 2023			Fiscal 2024
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$(33.5)	$(55.2)	$(27.8)	$(30.4)	$(146.9)
Plus:
Interest expense	5.3	5.8	5.7	5.1	21.9
Amortization and depreciation	4.8	4.5	4.6	4.5	18.5
Impairment expense	0.2	0.6	1.3	0.4	2.5
Other non-cash charges	(0.5)	(0.2)	0.1	(0.1)	(0.8)
Stock-based compensation	1.6	1.5	1.1	1.0	5.2
Restructuring expense	4.6	16.0	15.5	10.1	46.2
Restructuring cost of sales	2.9	(1.3)	(1.3)	(0.2)	0.1
Less:
Interest Income	0.8	1.0	0.9	1.1	3.8
Adjusted EBITDA	$(15.4)	$(29.3)	$(1.6)	$(10.7)	$(57.1)

The following tables reconcile both Adjusted operating income (loss) and Constant currency adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 14 Weeks Ended April 5, 2025
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted Reported Currency	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$(6.7)	$0.1	$15.8	$9.2	$1.1	$10.3
Operating margin (% of net sales)	(2.9)%			3.9%		4.3%
Interest expense	4.5	—	—	4.5
Other income (expense) - net	(3.3)	—	—	(3.3)
Income (loss) before income taxes	(14.5)	0.1	15.8	1.4
Provision for income taxes	3.4	—	3.3	6.7
Less: Net income attributable to noncontrolling interest	(0.3)	—	—	(0.3)
Net income (loss) attributable to Fossil Group, Inc.	$(17.6)	$0.1	$12.5	$(5.0)
Diluted earnings (loss) per share	$(0.33)	$—	$0.23	$(0.10)

	For the 13 Weeks Ended March 30, 2024
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted Reported Currency	Impact of Foreign Currency Exchange Rates	As Adjusted Constant Currency
Operating income (loss)	$(29.2)	$(0.2)	$0.4	$10.1	$(18.9)	$(0.6)	$(19.5)
Operating margin (% of net sales)	(11.5)%				(7.5)%		(7.6)%
Interest expense	5.1		—	—	5.1
Other income (expense) - net	3.9		—	—	3.9
Income (loss) before income taxes	(30.4)	$(0.2)	0.4	10.1	(20.1)
Provision for income taxes	(6.1)	$—	0.1	2.1	(3.9)
Less: Net income attributable to noncontrolling interest	—	—	—	—	—
Net income (loss) attributable to Fossil Group, Inc.	$(24.3)	$(0.2)	$0.3	$8.0	$(16.2)
Diluted earnings (loss) per share	$(0.46)	$—	$0.01	$0.15	$(0.30)

Store Count Information

	March 30, 2024	Opened	Closed	April 5, 2025
Americas	135	0	33	102
Europe	73	0	18	55
Asia	69	5	11	63
Total stores	277	5	62	220

END OF RELEASE